NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Adam Coldwell
February 21, 2017	617-292-9774
adam.coldwell@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2016
FOURTH QUARTER AND ANNUAL RESULTS AND DECLARES DIVIDEND

BOSTON - The Federal Home Loan Bank of Boston announced its preliminary, unaudited fourth quarter and annual financial results for 2016, reporting net income of $59.7 million for the quarter and $173.2 million for the year. The Bank expects to file its annual report on Form 10-K for the year ending December 31, 2016, with the U.S. Securities and Exchange Commission next month.

The Bank's board of directors also declared a dividend equal to an annual yield of 3.94 percent, the approximate daily average three-month LIBOR yield for the fourth quarter of 2016 plus 300 basis points. The dividend, based on average stock outstanding for the fourth quarter of 2016, will be paid on March 2, 2017. The board expects to follow this formula for declaring cash dividends through 2017, though a quarterly loss or a significant, adverse event or trend could cause a dividend to be suspended or reduced.

“The Bank’s solid earnings in 2016 were driven by increased advances and strong net interest income. In addition to supporting a continued strong dividend and further bolstering retained earnings, we will set aside more than $19 million to fund this year’s Affordable Housing Program,” said President and CEO Edward A. Hjerpe III. “We also plan to continue our commitment to stimulating job growth, economic development, and affordable housing activity in our six-state region this year through $10 million in interest-rate subsidies for our Jobs for New England and Helping to House New England programs.”

Fourth Quarter 2016 Operating Highlights

Net income for the quarter ending December 31, 2016, was $59.7 million, compared with net income of $75.7 million for the same period in 2015. The decrease was primarily due to a decline of $30.5 million in litigation settlement income partially offset by a $17.6 million increase in net interest income after provision for credit losses. These results led to a $6.7 million contribution to the Bank's Affordable Housing Program for the quarter.

Net interest income after provision for credit losses for the quarter ending December 31, 2016, was $76.4 million, compared with $58.8 million for the same period in 2015. The $17.6 million increase was primarily attributable to a net increase of $2.3 billion in the average balance of earning assets, mainly consisting of a $3.0 billion increase in average advances balances, and an increase in net interest spread attributable to slower prepayment expectations on Agency mortgage-backed securities, which were partially offset by an $816.4 million decrease in average investment balances, as well as a decrease in net prepayment fees from investments and advances of $1.6 million(1), from $2.5 million in the fourth quarter of 2015 to $918,000 in the fourth quarter of 2016.

December 31, 2016 Balance-Sheet Highlights

Total assets increased $3.4 billion, or 5.9 percent, to $61.5 billion at December 31, 2016, up from $58.1 billion at year-end 2015. During the year ended December 31, 2016, advances increased $3.0 billion, or 8.4 percent, to $39.1 billion, compared with $36.1 billion at year-end 2015. The increase in advances was broad based, with variable-rate advances as the most significant contributor.

Total investments were $18.0 billion at December 31, 2016, unchanged from the prior year, and investments in mortgage loans totaled $3.7 billion at December 31, 2016, an increase of $112.1 million from year-end 2015.

Mandatorily redeemable capital stock declined $9.3 million to $32.7 million as of December 31, 2016, from $42.0 million as of year-end 2015. This decrease was due to the Bank's repurchase of excess capital stock during 2016. GAAP capital at December 31, 2016, was $3.2 billion, an increase of $221.9 million from $3.0 billion at year-end 2015. Capital stock increased by $74.6 million due to the issuance of $455.5 million of capital stock to support increased advances borrowings by members offset by capital stock repurchases of $380.8 million. Total retained earnings grew to $1.2 billion, an increase of $88.1 million, or 7.8 percent, from December 31, 2015. Of this amount, restricted retained earnings totaled $229.3 million at December 31, 2016. Accumulated other comprehensive loss totaled $383.5 million at December 31, 2016, an improvement of $59.1 million, or 13.3 percent, from December 31, 2015.

The Bank was in compliance with all regulatory capital ratios at December 31, 2016, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at September 30, 2016.(2)

2016 Annual Operating Highlights

Net income for the year ending December 31, 2016, was $173.2 million, compared with net income of $289.3 million for 2015, the result of a decrease of $145.7 million in litigation settlement income and $9.0 million subsidy expense associated with the Jobs for New England and Helping to House New England programs, partially offset by a $26.0 million increase in net interest income after provision for credit losses and a $12.9 million decrease in AHP assessments.

Net interest income after provision for credit losses for the year ending December 31, 2016, was $252.0 million, compared with $226.0 million for 2015. The $26.0 million increase in net interest income after provision for credit losses was primarily attributable to a $3.3 billion increase in average earning assets, from $55.3 billion for 2015, to $58.6 billion for 2016. The increase in average earning assets was driven by a $3.7 billion increase in average advances balances partially offset by a $458.4 million decrease in average investments balances. Offsetting the increases to net interest income after provision for credit losses was a $4.1 million(1) decrease in net prepayment fees from investments and advances, from $8.3 million in the year ending December 31, 2015, to $4.2 million in the year ending December 31, 2016.

Net interest spread was 0.38 percent for the year ended December 31, 2016, a one basis point increase from 2015, and net interest margin was 0.43 percent, a two basis point increase from 2015. The increase in net interest spread reflects a 15 basis point increase in the average yield on earning assets and a 14 basis point increase in the average yield on interest-bearing liabilities. The expansion of net interest spread and net interest margin was primarily attributable to the increase of average balances of higher-yielding long-term assets such as long-term advances and mortgage-backed securities.

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Federal Home Loan Bank of Boston Balance Sheet Highlights (Dollars in thousands) (Unaudited)

	12/31/2016	9/30/2016	12/31/2015
ASSETS
Advances	$39,099,339	$37,195,148	$36,076,167
Investments (3)	18,031,331	19,264,484	18,019,181
Mortgage loans held for portfolio, net	3,693,894	3,714,283	3,581,788
Other assets	721,022	369,386	425,533
Total assets	$61,545,586	$60,543,301	$58,102,669

LIABILITIES
Consolidated obligations, net	$57,225,398	$56,071,272	$53,906,374
Deposits	482,163	610,783	482,602
Mandatorily redeemable capital stock	32,687	33,812	41,989
Other liabilities	560,560	674,675	648,791

CAPITAL
Class B capital stock	2,411,306	2,333,262	2,336,662
Retained earnings - unrestricted	987,711	962,798	934,214
Retained earnings - restricted (4)	229,275	217,343	194,634
Total retained earnings	1,216,986	1,180,141	1,128,848
Accumulated other comprehensive loss	(383,514)	(360,644)	(442,597)
Total capital	3,244,778	3,152,759	3,022,913
Total liabilities and capital	$61,545,586	$60,543,301	$58,102,669

Total regulatory capital-to-assets ratio	5.9%	5.9%	6.0%
Ratio of market value of equity (MVE) to par value of capital stock (5)	148%	146%	143%
Income Statement Highlights (Dollars in thousands) (Unaudited)

	For the Year Ended		For the Three Months Ended
	12/31/2016	12/31/2015	12/31/2016	9/30/2016	12/31/2015

Total interest income	$708,164	$584,922	$195,725	$174,879	$157,121
Total interest expense	456,415	359,225	119,438	110,100	98,230
Net interest income	251,749	225,697	76,287	64,779	58,891
Net interest income after provision for credit losses	252,026	226,027	76,370	64,873	58,779
Net other-than-temporary impairment losses on investment securities recognized in income	(3,310)	(4,059)	(589)	(371)	(1,231)
Litigation settlements	39,211	184,879	19,627	—	50,166
Other (loss) income	(6,577)	(8,819)	1,272	(3,072)	(1,895)
Operating expense	70,097	67,010	22,412	16,188	19,164
Other expense	18,649	9,372	7,939	4,585	2,553
AHP assessment	19,397	32,328	6,666	4,099	8,446
Net income	$173,207	$289,318	$59,663	$36,558	$75,656

Performance Ratios: (6)
Return on average assets	0.29%	0.52%	0.40%	0.25%	0.52%
Return on average equity (7)	5.49%	9.54%	7.38%	4.55%	10.13%
Net interest spread	0.38%	0.37%	0.46%	0.39%	0.36%
Net interest margin	0.43%	0.41%	0.51%	0.44%	0.41%

(1)
Prepayment fees received from borrowers on prepaid advances are presented net of any associated basis adjustments related to hedging activities on those advances and net of deferred prepayment fees on advance prepayments considered to be loan modifications. Additionally, for certain advances products, the prepayment-fee provisions of the advance agreement could result in either a payment from the borrower or to the borrower when such an advance is prepaid, based upon market conditions at the time of prepayment (referred to as a symmetrical prepayment fee). Advances with a symmetrical prepayment-fee provision are hedged with derivatives containing offsetting terms, so that we are financially indifferent to the borrowers' decision to prepay such advances. The net amount of prepayment fees is reflected as interest income in the statement of operations.

(2)
For additional information on the Bank's capital requirements, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 18, 2016 (the 2015 Annual Report).

(3)	Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(4)
The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain amount, generally not less than 20 percent of each of quarterly net income and adjustments to prior net income, to a restricted retained earnings account until a total required allocation is met. Amounts in the restricted retained earnings account are unavailable to be paid as dividends, which may be paid from current net income and unrestricted retained earnings. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2015 Annual Report.

(5)
MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2015 Annual Report.

(6)	Yields for quarterly periods are annualized.

(7)	Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and total retained earnings.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are based on the Bank's expectations as of the date hereof. The words “preliminary,” “expects,” “is likely,” “will,” "plan to continue," and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends, future excess stock repurchases, and expectations for advances balances and mortgage-loan investments are forward-looking statements, among other forward-looking statements herein. The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities, in addition to instability in the credit and debt markets, economic conditions (including effects on, among other things, MBS), changes in interest rates, and prepayment speeds on mortgage assets. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular objective, projection, estimate or prediction is realized and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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